     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              WEBTRENDS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OREGON                                    93-1123283
  (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)

                        851 S.W. SIXTH AVENUE, SUITE 1200
                             PORTLAND, OREGON 97204
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

          WEBTRENDS CORPORATION 1997 STOCK INCENTIVE COMPENSATION PLAN
                            (FULL TITLE OF THE PLAN)

                                 SUSAN E. KIPPER
                              LAWCO OF OREGON, INC.
                        1211 SW FIFTH AVENUE, SUITE 1500
                             PORTLAND, OREGON 97204
                                 (503) 727-2000
 (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------
                                    COPY TO:

                                  ROY W. TUCKER
                                PERKINS COIE LLP
                        1211 SW FIFTH AVENUE, SUITE 1500
                             PORTLAND, OREGON 97204

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                   Proposed     Proposed
                                                   Maximum      Maximum
      Title of Securities          Number to Be    Offering     Aggregate         Amount of
        to Be Registered            Registered     Price(1)   Offering Price   Registration Fee
Common Stock, without par value:      37,678        $47.81      $1,801,385         $501.00
===============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share is the average of the high and low prices for shares of Common Stock reported on Nasdaq on April 20, 1999.

                                EXPLANATORY NOTES

    We have prepared this registration statement in accordance with the requirements of Form S-8 under the 1933 Act to register shares of our common stock, without par value, issued pursuant to the WebTrends Corporation 1997 Stock Incentive Compensation Plan, which is an "employee benefit plan" (as such item is defined under the 1933 Act). This Form S-8 includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 37,678 shares of common stock acquired by Selling Stockholders pursuant to the WebTrends Corporation 1997 Stock Incentive Compensation Plan.

    This registration statement incorporates by reference our earlier registration statement on Form S-8, file number 333-72653, filed on February 19, 1999.

                              DATED APRIL 23, 1999



                                   PROSPECTUS



                          37,678 SHARES OF COMMON STOCK



             ON APRIL 20, 1999 THE CLOSING PRICE OF THE COMMON STOCK
                   AS REPORTED BY NASDAQ WAS $52.00 PER SHARE



                              WEBTRENDS CORPORATION



The Selling Shareholders are selling 37,678 shares of WebTrends' common stock that were issued pursuant to the WebTrends Corporation 1997 Stock Incentive Compensation Plan. WebTrends will not receive any of the proceeds from the sale of shares by the Selling Shareholders.



                                 TRADING SYMBOL:
                          NASDAQ NATIONAL MARKET "WEBT"



 INVESTING IN THIS STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.



        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




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



                    WHERE YOU MAY FIND ADDITIONAL INFORMATION

        WebTrends files with the Securities and Exchange Commission annual, quarterly and special reports, proxy statements and other information as required by the Securities and Exchange Act of 1934, as amended, that may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains a Web site on the Internet that contains reports, proxy and information statements, and other information regarding registrants, including WebTrends, that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

        Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents and each statement is qualified by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

        WebTrends intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent auditors and may furnish its shareholders with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows WebTrends to "incorporate by reference" information into this prospectus, which means that WebTrends can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus except for any information superseded by information in this prospectus.

        The following documents filed with the SEC are hereby incorporated by reference in this Registration Statement:

               (a) The Registrant's prospectus filed with the Securities and Exchange Commission on February 19, 1999 pursuant to Rule 424(b) of the Securities Act of 1933, as amended; and

               (b) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed on December 28, 1998, under
Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendments or reports for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

        WebTrends will provide without charge to each person to whom a copy of this prospectus is delivered upon oral or written request a copy of any or all documents incorporated by reference into this prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the prospectus incorporates). Requests should be directed to the controller of WebTrends at WebTrends' executive offices located at 851 S.W. Sixth Avenue, Suite 1200, Portland, Oregon 97204. WebTrends' telephone number at that location is 1-888-WebTrends (1-888-932-8736) and our Web site is located at http://www.webtrends.com. Information contained in WebTrends Web site is not part of this prospectus.




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



                              WEBTRENDS CORPORATION

        WebTrends Corporation is a leading provider of enterprise management and reporting solutions for Internet-based systems. Internet-based systems include Web servers, intranets, and extranets. Web servers are the computer servers that connect to the Internet's Worldwide Web. Intranets are networks that use Internet technology for communications within an organization. Extranets are networks that use Internet technology for communications between related organizations.

        We offer organizations a comprehensive set of solutions that are integrated, modular, easy-to-use, and scale to high-volume environments. Our enterprise management products facilitate analysis and reporting of:

        - Web site traffic, quality, content, and usage,
        - Internet advertising campaigns,
        - e-commerce activities, and
        - return on investment from Internet-based systems.

        Our solutions also help organizations manage their Internet infrastructure by providing valuable information about systems designed to implement secure communications, such as firewalls and virtual private networks, as well as capacity and bandwidth requirements. Our products have been specifically designed to enable organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems.

        Our business has grown rapidly, with revenue increasing from $1.9 million in 1996 to $8.0 million for the year ended December 31, 1998. We have been profitable throughout this period. Since the introduction of our original Web site traffic analysis product in 1996, we have introduced eight new products:

        - WebTrends Enterprise Suite,
        - WebTrends Professional Suite,
        - WebTrends Suite for Lotus Domino,
        - WebTrends for Firewalls and VPNs,
        - Server Cluster Add-on,
        - WebTrends Security Analyzer,
        - WebTrends Enterprise Reporting Server for Solaris, and
        - WebTrends Enterprise Reporting Server for Linux,

        We plan to introduce one additional product, CommerceTrends Add-on, by June 1999. The acronym "VPNs" in the name of the product Webtrends for Firewalls and VPNs stands for virtual private networks which are networks that use security features to provide the attributes of a private communications network while transporting information over the public Internet.

        We market and deliver our award-winning products to both IT professionals and other business managers. Over 20,000 customers have purchased our products, including sophisticated Internet service providers and over one-third of the Fortune 500 companies.




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



                                  RISK FACTORS

        In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock.
Investment in our common stock involves a high degree of risk.

WEBTRENDS HAS A LIMITED OPERATING HISTORY AND MAY NOT REMAIN PROFITABLE

        WebTrends was formed in August 1993, and we introduced our first Internet product in February 1996. Due to our limited operating history, any evaluation of our business and our prospects must be in light of the risks and uncertainties often encountered by companies in their early stages of development. These risks and uncertainties are particularly significant for companies in rapidly evolving markets, such as the market for Internet products and services. Many of these risks are discussed under the sub-headings below.

        We may not be able to successfully address any or all of these risks. Failure to adequately do so could have a material adverse effect on our business, results of operations, and financial condition. In addition, although our revenue has increased in recent periods while we maintained profitability, our revenue may not grow in future periods, may not grow at past rates, and we may not maintain profitability on a quarterly or annual basis, or at all.

SEASONAL AND OTHER FLUCTUATIONS IN OUR OPERATING RESULTS MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR OWN COMMON STOCK

        During our short operating history, we have experienced seasonality in our operating results. While revenue from sales has continued to grow, the second and third quarters of the year have been typically characterized by lower levels of revenue growth. In addition to seasonal fluctuations, we may experience significant fluctuations in our operating results from other causes. In particular, as we increasingly focus on sales of our product suites rather than stand-alone products and on larger purchases by larger customers, we expect the sales cycle associated with the purchase of our products to lengthen. Furthermore, the amount of revenue associated with particular licenses can vary significantly based upon the number of products that are licensed and the number of devices involved in the installation. These factors all tend to make the timing of revenue unpredictable and may lead to greater period-to-period fluctuations in revenue than WebTrends has historically experienced.

        As a result of the factors described above, we believe that our quarterly revenue and results from operations are likely to vary significantly in the future and that quarter to quarter comparisons of our operating results may not be meaningful. You should therefore not rely on the results of one quarter as an indication of future performance.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW PRODUCTS OR ENHANCEMENTS TO OUR EXISTING PRODUCTS AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET

        Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements, and services on a timely basis and by keeping pace with technological developments and emerging industry standards. The market for our products is in the early stages of development and is rapidly evolving. Failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, results of operations, and financial condition. As is common in such new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk.

Furthermore, new products can quickly render obsolete products that were only recently in high demand. The market for our existing products may not be sustainable at its current level. We launched several new products in calendar 1998 and the first quarter of 1999. We have an additional product launch, as well as upgrades to our existing products, planned for the remainder of 1999. The market for the recently introduced and planned products may not expand or develop.

THE INTENSE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS AND REDUCED PROFITS

        The markets for our products are intensely competitive, and are likely to become even more competitive. Increased competition could result in pricing pressures, reduced sales, reduced margins, or the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, results of operations, and financial condition. Each of WebTrends' products face intense competition from multiple competing vendors. WebTrends also faces current and potential competition from vendors of Internet servers, operating systems, and networking hardware, many of which now, or may in the future, bundle Internet management solutions with their Internet products. WebTrends also competes against and expects increased competition from traditional system and network management software developers and Web management service providers. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, or substantially greater resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

OUR SUCCESS DEPENDS ON INCREASING MARKET AWARENESS OF OUR BRAND

        If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it could have a material adverse effect on our business, results of operations, and financial condition. Due in part to the emerging nature of the market for Internet management solutions and the substantial resources available to many of our competitors, there may be a time-limited opportunity to achieve and maintain a significant market share. Developing and maintaining awareness of the "WebTrends" brand name is critical to achieving widespread acceptance of our enterprise management and reporting solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the WebTrends brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness among potential customers.

FAILURE TO EXPAND OUR SALES OPERATIONS AND CHANNELS OF DISTRIBUTION WOULD LIMIT OUR GROWTH

        In order to maintain and increase our current and future market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. Failure to do so could have a material adverse effect on our business, results of operations, and financial condition. We need to expand our relationships with domestic and international channel partners, distributors, value-added resellers, systems integrators, on-line and other resellers, Internet service providers, original equipment manufacturers, and other partners to build our indirect sales channel. We must also continue to expand and maintain strategic relationships with key hardware and software vendors, distribution partners, and customers. In addition, to maintain and increase our results from operations, we must increase the number of products that each of our customers licenses. This may require an increasingly sophisticated sales effort targeted at Webmasters, other management personnel associated with a prospective customer's Internet capabilities, and other functional managers throughout the organization. In order to achieve increased sales, we plan to hire additional telemarketing and direct field sales personnel. Any new hires will require training and take time to achieve full

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productivity. We may not be able to hire enough qualified individuals when needed, or at all, and we may not be able to increase distribution through any other methods.

OUR RELIANCE ON INDIRECT DISTRIBUTION CHANNELS COULD RESULT IN REDUCTION IN OUR REVENUE, BECAUSE WE HAVE LESS CONTROL OVER SALES BY OUR CHANNEL PARTNERS THAN OUR OWN DIRECT SALES

        We are making an effort to increase distribution of our products through various indirect channels of distribution, including channel partners, value added resellers, distributors, resellers, original equipment manufacturers, Internet service providers, and others. The loss of one or more of these channel partners, because of either their preference for competing products or products they may develop internally, could have a material adverse effect on our business, results of operations, and financial condition. In addition, we cannot predict the extent to which any of these channel partners will be successful in marketing or distributing our Internet management solutions. Many of these channel partners also market and sell competitive products. We may not be able to effectively manage potential conflicts among the various channel partners or prevent them from devoting greater resources to supporting the products of other companies. In addition, Network Trade Corporation, a third-party export management company, has the primary responsibility for identifying international distributors, resellers, and value added resellers for our products. Accordingly, any disruption in our relationship with Network Trade, which may be terminated by either party with 30 days' notice, could materially slow our international sales growth, which could have a material adverse effect on our business, results of operations, and financial condition.

        Reliance on indirect channels of distribution may subject us to greater credit risk as the revenue from sales of our products to distributors and other channel partners flows first through the distributors, and then to us. In particular, Network Trade, while not technically a distributor, collects payments from our international resellers and then forwards those payments to us, presenting a similarly increased credit risk. Revenues received from Network Trade accounted for 16.7% of our total revenue for the year ended December 31, 1998. Failure of our channel providers to timely pay for our products, or any failure to accurately forecast the demand for our products, could have a material adverse effect on our business, results of operations, and financial condition.

THE LOSS OF OUR CO-FOUNDERS OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

        Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, results of operations, and financial condition. In particular, we rely on our co-founders, Elijahu Shapira, Chief Executive Officer and Chairman of the Board, and W. Glen Boyd, President, Chief Technical Officer, and director. Messrs. Shapira and Boyd do not have employment agreements and, therefore, could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. In addition, because of the complexity of our products and technologies, we are substantially dependent upon the continued service of our existing engineering personnel.

        Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our business, results of operations, and financial condition. We intend to hire a number of additional sales, support, marketing, and research and development personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. Additionally, we attempt to hire engineers with high levels of experience in designing and developing software and Internet-related products in time-pressured environments. There is a limited number of qualified engineers in our geographic location, resulting in intense competition for the services of such engineers.

THE STRAIN THAT OUR GROWTH RATE PLACES UPON OUR SYSTEMS AND MANAGEMENT RESOURCES MAY ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

        Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. The rapid growth that we have experienced places significant challenges on our management, administrative, and operational resources. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative, financial, and operational systems, procedures, and controls on a timely basis. We will also need to expand our finance, administrative, and operations staff. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Failure of our revenue to increase along with these expenses during any fiscal period could have a materially adverse impact on our financial results for that period.

WEBTRENDS' INTERNATIONAL SALES ARE SIGNIFICANT AND COULD DECREASE FOR REASONS ADDITIONAL TO THOSE AFFECTING DOMESTIC SALES

        Approximately 22.0% and 27.5% of our total revenue for the years ended December 31, 1997 and December 31, 1998, respectively, were attributable to sales made outside the United States. Any reduction in international sales, or our failure to further develop our international distribution channels could have a material adverse effect on our business, results of operations, and financial condition.

        Our international operations are subject to the risks inherent in international business activities, including, in particular:

        - Management of an organization spread over various countries;

        - Longer accounts receivable payment cycles and other collection difficulties, such as difficulties obtaining and enforcing judgments against delinquent customers;

        - Compliance with a variety of foreign laws and regulations;

        - Overlap of different tax structures;

        - Foreign currency exchange rate fluctuations;

        - Import and export licensing requirements;

        - Trade restrictions, changes in tariffs, and freight rates; and

        - Regional economic conditions.

        Such factors could have a material adverse effect on our future international sales and, consequently, our business, results of operations, and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY

        We regard substantial elements of our Internet management solutions as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. Furthermore, despite our efforts, we may be unable to prevent third-parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations, and financial condition. We currently have no issued patents. We have two patent applications pending. These or any new patent applications may not result in issued patents and may not provide us with any competitive advantages, or may be challenged by third parties. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.

OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US

        In addition to the technology we have developed internally, we also use code libraries developed and maintained by third parties and have acquired or licensed technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquired or licensed may infringe on a third party's intellectual property rights and such third parties may bring claims against us alleging infringement of their intellectual property rights. Any such infringement or claim of infringement could have a material adverse affect on our business, result of operations, and financial condition.

        In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. Such claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Such litigation, regardless of its success, would likely be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

        - Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

        - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

        - Redesign those products or services that incorporate such technology.

        Any of these results could have a material adverse effect on our business, results of operations, and financial condition.

EVOLVING REGULATION OF THE INTERNET MAY AFFECT US ADVERSELY

        As Internet commerce continues to evolve, increasing regulation by federal, state, or foreign agencies becomes more likely. Such regulation is likely in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could affect our activities. Furthermore, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations, and financial condition.

PRODUCT DEFECTS COULD LEAD TO LOSS OF CUSTOMERS AND TO PRODUCT LIABILITY CLAIMS THAT WOULD REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND

        The occurrence of errors or failures in our products could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have a material adverse effect on our business, results of operations, and financial condition. Our products are used to monitor the activity levels of our customers' Internet sites, to provide real-time monitoring of firewalls, and to provide real-time monitoring, alerting, and recovery of Internet servers. These and other functions that our products provide are often critical to our customers, especially in light of the considerable resources many organizations spend on the development and maintenance of their Web sites.

        Additionally, our security products often contribute to vital protection of a company's internal systems and information. Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited products liability insurance. To the extent our contractual limitations are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations, and financial condition.

        Our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. The computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers.

SOME OF OUR PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD RESULT IN CUSTOMER DISSATISFACTION OR CLAIMS AGAINST US

        Failure of our products to be year 2000 compliant could result in significant decreases in market acceptance of our products and legal liability for defective software, either of which would have a material adverse effect on our business, results of operations, and financial condition. We have not tested our products in every possible computer environment, and therefore such products may not be fully year 2000 compliant. Older versions of our products may not be year 2000 compliant; however, corrections for such non-compliance are available. We have not tested for year 2000 compliance discontinued products that we no longer market that run on Novell systems, some of which remain in use.
These discontinued products may not be year 2000 compliant.

        If our suppliers, vendors, major distributors, and partners fail to correct their year 2000 problems, such failure could result in an interruption in, or a failure of, our normal business activities or operations. Such failures could have a material adverse effect on our business, results of operations, and financial condition. Due to the general uncertainty inherent in the year 2000 problem resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of the year 2000 failures will have a material effect on our business, results of operations, and financial condition.

OUR SUCCESS DEPENDS ON CONTINUED USE AND EXPANSION OF THE INTERNET

        Continued expansion in the sales of our Internet management solutions will depend upon the adoption of the Internet as a widely used medium for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our Internet management solutions could be significantly reduced, which could have a material adverse effect on our business, results of operations, and financial condition. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products, such as high speed modems. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service.

OUR SALES MAY DECLINE IF WE ARE UNABLE TO ADAPT OUR PRODUCTS TO CHANGES IN INTERNET TECHNOLOGY

        Even if the infrastructure, standards, or protocols of the Internet, or complementary services, products, or facilities are developed, we may be required to make significant expenditures to adapt our products to the changing or emerging technologies. For example, if the format of Internet log files were to change, our solutions for traffic analysis may not function as designed, and we may incur significant expenses in developing new products that would be compatible with the new format. We may not be successful in either developing such software or timely introducing it to the market. Any such changes in technology could have a material adverse effect on our business, results of operations, and financial condition.

BECAUSE OWNERSHIP IS CONCENTRATED, YOU AND OTHER INVESTORS WILL HAVE MINIMAL INFLUENCE ON SHAREHOLDER DECISIONS

        Our officers and directors beneficially own 64% of the outstanding common stock. As a result, they are able to exercise control over all matters requiring shareholder approval, and you and other investors will have minimal influence over the election of directors or other shareholder actions. As a result, these shareholders could approve or cause WebTrends to take actions of which you disapprove or that are contrary to the interests of you and other investors. Our articles of incorporation and bylaws do not provide for cumulative voting; therefore, our controlling shareholders will have the ability to elect all of our directors. The controlling shareholders will also have the ability to approve or disapprove significant corporate transactions without further vote by the investors who purchase common stock pursuant to this offering. This ability to exercise control over all matters requiring shareholder approval could prevent or significantly delay another company or person from acquiring or merging with us.

OUR ANTI-TAKEOVER PROVISIONS AND PREFERRED STOCK MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

        Provisions of our articles of incorporation and bylaws may have the effect of delaying or preventing a merger or sale of WebTrends, or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable.

        The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the shareholders. Any such issuance may materially adversely affect the market price of the common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of the preferred stock.

        Provisions of the Oregon Business Corporation Act and the Control Share Act also may delay, prevent, or discourage someone from acquiring or merging with us.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE VOLATILE

        The value of your investment in WebTrends could decline due to the impact of any of the following factors upon the market price of WebTrends common stock:

        - Variations in our actual and anticipated operating results;

        - Changes in our earnings estimates by analysts;

        - Our failure to meet analysts' performance expectations; and

        - Lack of liquidity.

        The stock markets have, in general, and with respect to Internet companies in particular, recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock.

        Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of our common stock.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US

        Securities class action claims have been brought against issuing companies in the past where volatility in the market price of a company's securities have taken place. Such litigation could be very costly and divert our management's attention and resources, and any adverse determination in such litigation could also subject us to significant liabilities, any or all of which could have a material adverse effect on our business, results of operations, and financial condition.

YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found within this prospectus. When used in this prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this section and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.

                              SELLING SHAREHOLDERS

        The shares of WebTrends common stock to which this prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired the shares pursuant to an employee stock option plan. The selling shareholders may resell all, a portion, or none of such shares from time to time.

        The following table sets forth information with respect to the the selling shareholders, based upon information available to WebTrends as of March 31, 1999, the number and percentage of shares beneficially owned by each selling shareholder, the number of shares registered for each selling shareholder by this prospectus, and the number and percentage of outstanding shares that will be owned by each selling shareholder after registration, assuming the sale of all registered shares under this prospectus.

        Beneficial ownership of shares includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership at any time within 60 days, for example, through the exercise of a vested option that has vested as to all or a portion of the underlying shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, WebTrends believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                             SHARES BENEFICIALLY      SHARES        SHARES BENEFICIALLY
                            OWNED BEFORE OFFERING     BEING          OWNED AFTER SALE
          NAME AND                                  REGISTERED
           ADDRESS            NUMBER    PERCENT      FOR SALE        NUMBER    PERCENT
Kate McPherron                 2,812       *           2,812          -0-         *
Robert Meehl                   5,625       *           5,625          -0-         *
James T. Richardson           27,366       *          27,366          -0-         *
Cathy Thompson                 1,875       *           1,875          -0-         *

*  Less than 1%.

                              PLAN OF DISTRIBUTION

        The selling shareholders may sell the shares described in this prospectus for value from time to time under this prospectus in one or more transactions on Nasdaq, in a negotiated transaction, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling the shares to or through brokers-dealers, such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than orin excess of customary commissions).

        The selling shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

        There is no assurance that the selling shareholder will sell all or any portion of the shares offered.

                                  LEGAL MATTERS

        The validity of the common stock offered hereby and other legal matters will be passed upon for WebTrends by Perkins Coie LLP, Portland, Oregon.

                                     EXPERTS

        WebTrends' financial statements as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As an Oregon corporation, the Registrant is subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein, Pursuant to Section 60.045(2)(d) of the Oregon Revised Statutes ("ORS"), the Registrant's Second Restated Articles of Incorporation (the "Articles) eliminates the liability of the Registrant's directors to the Registrant or its shareholders except for any liability related to (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution under ORS 60.367; or (iv) any transaction from which the director derived an improper personal benefit.

        ORS Section 60.391 allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under ORS Sections 60.387 to 60.414, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. ORS 60.394 mandates indemnification for all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, pursuant to the ORS Section 60.401, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in ORS Section 60.391.

        ORS Section 60.414 also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

        The Articles provide that the Registrant is required to indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of the Registrant. The Articles also provide that the Registrant is permitted to indemnify to the fullest extent not prohibited by law any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of the Registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

        All 37,678 shares offered hereby were issued to the Selling Shareholders during December 1998 and January 1999 upon the exercise of options issued pursuant to the WebTrends Corporation 1997 Stock Incentive Compensation Plan, which is an "employee benefit plan" (as such item is defined under the Securities Act). In issuing these shares the registrant relied upon an exemption from registration pursuant to Rule 701 under the Securities Act.

ITEM 8.  EXHIBITS

Exhibit
Number                             Description
 5.1      Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

 23.1     Consent of KPMG Peat Marwick LLP

 23.2     Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

 24.1     Power of Attorney (see signature page)

 99.1     WebTrends Corporation 1997 Stock Incentive Compensation Plan
          (incorporated by reference to Exhibit 10.3 to WebTrends' Registration
          Statement on Form S-1 (File No. 333-69171))

ITEM 9.  UNDERTAKINGS

A.  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 23rd day of April, 1999.

                                   WEBTRENDS CORPORATION

                                        /s/ Elijahu Shapira
                                        ----------------------------------------
                                   By:  Elijahu Shapira, Chief Executive Officer

        Each person whose individual signature appears below hereby authorizes Elijahu Shapira and W. Glen Boyd, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of April, 1999.

                  SIGNATURE                                            TITLE
                  ---------                                            -----

        /s/  Elijahu Shapira                    Chief Executive Officer and Director (Principal
        ----------------------------------      Executive Officer)
             Elijahu Shapira

        /s/  Glen W. Boyd                       President, Chief Technical Officer and Director
        ----------------------------------
             W. Glen Boyd

        /s/  James T. Richardson                Senior Vice President, Secretary, Chief Financial
        ----------------------------------      Officer and Chief Accounting Officer (Principal
             James T. Richardson                Financial and Accounting Officer)

        /s/  Michael Burmeister-Brown           Director
        ----------------------------------
             Michael Burmeister-Brown

        /s/  John W. Ryan                       Director
        ----------------------------------
             John W. Ryan

        /s/  Srivats Sampath                    Director
        ----------------------------------
             Srivats Sampath

                                INDEX TO EXHIBITS

Exhibit
Number                             Description
 5.1      Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
 23.1     Consent of KPMG Peat Marwick LLP
 23.2     Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
 24.1     Power of Attorney (see signature page)
 99.1     WebTrends Corporation 1997 Stock Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to WebTrends' Registration Statement on Form S-1
          (File No. 333-69171))